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                                                                  Exhibit 23(i)
                               PALMER & DODGE LLP
                    One Beacon Street, Boston, MA 02108-3190


TELEPHONE: (617) 573-0100                             FACSIMILE: (617) 227-4420

                                December 13, 1999

Century Capital Management Trust
One Liberty Square
Boston, MA  02109

Gentlemen:

         We are furnishing this opinion in connection with the Registration Statement on Form N-1A (the "Registration Statement") filed under the Securities Act of 1933, as amended, by Century Capital Management Trust (the "Trust") on behalf of its Century Small Cap Select Fund series (the "Fund") for the registration of an indefinite number of shares of beneficial interest in the Fund (the "Shares").

         We have acted as counsel for the Trust since its organization. We are familiar with the action taken by its Trustees to authorize the issuance of the Shares. We have examined its records of Trustee and shareholder action, its By-Laws, and its Agreement and Declaration of Trust on file at the office of the Secretary of State of the Commonwealth of Massachusetts. We have examined copies of the Registration Statement, in the form filed or to be filed with the Securities and Exchange Commission, and such other documents as we deem necessary for the purpose of this opinion.

         We assume that upon sale of the Shares the Trust will receive the net asset value thereof.

         Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares, and that when the Shares are issued and sold on the terms set forth in the Fund's prospectus as in effect form time to time, they will be validly issued, fully paid and nonassessable by the Trust.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, in certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Trust or the Trustees. The Agreement and Declaration of Trust provides for indemnification out of the Trust's property for all loss and expense of any shareholder held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,

                                               /s/  PALMER & DODGE LLP